Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 22, 2013 and effective as of the Effective Time (as defined in Section 5(a) below), is entered into by and among Prosper Marketplace, Inc., a Delaware corporation (“PMI”), Prosper Funding LLC, a Delaware limited liability company (“Prosper Funding”), and Wells Fargo Bank, National Association, a national banking association incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, PMI and the Trustee have heretofore entered into that Indenture, dated as of June 15, 2009 (the “Indenture”), providing for the issuance from time to time of special limited obligations of PMI referred to as Borrower Payment Dependent Notes (referred to herein collectively as the “Securities”), to be issued in series as provided therein;

WHEREAS, PMI and Prosper Funding entered into that Asset Transfer Agreement, dated as of January 22, 2013 (the “Asset Transfer Agreement”), pursuant to which, among other things, PMI will transfer all of its properties and assets substantially as an entirety to Prosper Funding, including without limitation all of PMI’s rights and obligations with respect to the Securities;

WHEREAS, Section 4.1 of the Indenture sets forth the terms upon which, in connection with a transfer of all of PMI’s properties and assets substantially as an entirety to any successor person, such successor person may assume, by an indenture supplemental to the Indenture, all of the obligations of PMI under the Securities and the Indenture, and succeed to, and be substituted for, and be entitled to exercise every right and power of, PMI under the Indenture with the same effect as if such successor person had been named as PMI under the Indenture, with PMI to be discharged thereafter from all obligations and covenants under the Securities and the Indenture;

WHEREAS, this Supplemental Indenture is the indenture supplemental to the Indenture referred to in Section 4.1 of the Indenture, and Prosper Funding desires to assume, as of the Effective Time, all of the obligations of PMI under the Securities and the Indenture as provided by this Supplemental Indenture, as a result of which Prosper Funding will succeed to and be substituted for PMI under the Indenture from and after the Effective Time;

WHEREAS, the parties hereto also desire to amend and restate the Indenture, as of the Effective Time, in order to (i) reflect the succession by Prosper Funding to, and substitution of Prosper Funding for, PMI under the Securities and the Indenture, and (ii) make certain other amendments to the Indenture;

WHEREAS, Section 8.1(a) of the Indenture provides that the Company (as defined in the Indenture) and the Trustee, without the consent of any Holder (as defined in the Indenture) of Securities, may enter into one or more indentures supplemental to the Indenture in order to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Securities; and

WHEREAS, additionally, pursuant to Sections 8.1(e), 8.1(g) and 8.1(i) of the Indenture, the proposed amendments to the Indenture either (i) cure an ambiguity, defect or inconsistency of the Indenture, (ii) do not adversely affect the rights of any Holder of any Security in any material respect, or (iii) do not apply to, or modify the rights of the Holder of, any Security of any series created prior to the execution of the Amended and Restated Indenture (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.             Assumption of Obligations.  Effective as of the Effective Time, Prosper Funding hereby expressly assumes by this Supplemental Indenture all of the obligations of PMI under the Securities and the Indenture.

2.             Substitution of Successor Person.  Effective as of the Effective Time, Prosper Funding hereby succeeds to, and is substituted for, and may exercise every right and power of, PMI under the Indenture with the same effect as if Prosper Funding had been named as PMI under the Indenture.

3.             Discharge of PMI. From and after the Effective Time, PMI is hereby discharged from all obligations and covenants under the Securities and the Indenture.
4.             Amendment and Restatement of Indenture.  Effective as of the Effective Time, the Indenture is hereby amended and restated to read in its entirety in the form attached hereto as Exhibit A (the “Amended and Restated Indenture”).  The Amended and Restated Indenture is hereby incorporated into and made part of this Supplemental Indenture.

5.             Effective Time; Deliverables.

(a)           Subject to Section 5(b), the “Effective Time” shall occur at 12:01 a.m. (Pacific Time) on February 1, 2013, or at such other time and date as may be designated jointly by PMI and Prosper Funding in writing to the Trustee.

(b)           The occurrence of the Effective Time shall be conditioned upon delivery to the Trustee, at or prior to the Effective Time, of: (i) a certificate, dated as of the date on which the Effective Time occurs, duly executed by authorized officers of PMI, in their capacity as such, substantially in the form attached hereto as Exhibit B; and (ii) an opinion of Covington & Burling LLP, counsel to PMI and Prosper Funding, substantially in the form attached hereto as Exhibit C.

6.             Separability Clause.  In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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7.             No Recourse Against Others.  No past, present or future director, manager, officer, employee, stockholder or member, as such, of Prosper Funding or PMI shall have any liability for any obligations of Prosper Funding or PMI, respectively, under this Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Holder of such Security shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Securities.

8.             Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9.             Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.           Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefits or any legal or equitable right, remedy or claim under this Supplemental Indenture.

11.           Multiple Originals.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

12.           Execution as Supplemental Indenture.  This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

13.           Ratification and Incorporation of Indenture.  As supplemented, amended and restated hereby, the Indenture, in the form of the Amended and Restated Indenture, is in all respects ratified and confirmed, and the Amended and Restated Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

14.           Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by Prosper Funding or PMI, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Prosper Funding or PMI by action or otherwise, (iii) the due execution hereof by Prosper Funding or PMI, or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Supplemental Indenture as of the date first above written.

PROSPER MARKETPLACE, INC.

By:	/s/ Kirk Inglis
Name: Kirk Inglis
Title: Chief Operating Officer

PROSPER FUNDING LLC

By:	/s/ Sachin Adarkar
Name: Sachin Adarkar
Title: Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

Amended and Restated Indenture

See attached.

Exhibit B

Officer’s Certificate

See attached.

Exhibit C

Legal Opinion

See attached.